Exhibit 99.5

                                  Schedule 3.15
                                  -------------

                       Certain Contracts and Arrangements
                       ----------------------------------

1.   Management Agreements
     ---------------------

     a. Agreement, dated as of May 1996 by and between 2800 associates L.P. and Tower Equities of Arizona, L.L.C.

     b. Agreement, dated as of January 31, 1995 by and between Cobblestone village Limited Partnership and Tower Equities of Arizona, L.L.C.

     c. Agreement, dated as of January 31, 1995 by and between KCK-Union Crossing Limited Partnership and Tower Equities of Arizona, L.L.C.

     d. Agreement, dated as of May 12, 1995 by and between Warner Ranch Plaza Associates, L.P. and Tower Equities of Arizona, L.L.C., including amendments and appendices thereto.

     e. Agreement, dated as of January 31, 1995 by and between KCK-McClintock Limited Partnership and Tower Equities of Arizona, L.C.C.

     f. Agreement, dated as of May 12, 1995 by and between Lakeside Plaza Associates, L.P. and Tower Equities of Arizona, L.L.C., including amendments and appendices thereto.

     g. Agreement, dated as of September 29, 1995 by and between Union Hills LLC and Tower Equities of Arizona, L.L.C./*/

3. The Company has entered into a janitorial contract with Clean-Rite for 100 Wall street which (i) has a five year term starting in October 1997, (ii) has cancellation rights subject to a penalty and (iii) requires an annual payment by the Company of $975,000.

4. The Company is a party to collective bargaining agreements with Local Union 94 and 32B-32J with regard to certain of its employees in New York.

5. Standard Form of Agreement between Owner and Contractor where the basis of payment is a Stipulated Sum (AIA Document A101 and AIA Document A201 Form General Conditions) between Black Canyon Loop Company, L.L.C. and Sundt Corp. (undated).

______________
/*/  This Agreement is not fully executed.

6. All "Special Services" that have been performed for tenants of the Company Real Property since the acquisition of such Company Real Property by the company, the Company Operating Partnership or any subsidiary thereof (the "Property Owner") through July 2, 1998, have been performed at all such times pursuant to the "Special Services Arrangement". For these purposes "Special Services" means all cleaning, refinishing, polishing, repair, locksmith, freight, porter, construction, painting, carpeting, wallpaper, security and all other similar services performed for a tenant of the Company Real Property other than recurring dusting, vacuuming and trash removal. The term "Special Services Arrangement" means an oral or written contractual arrangement between the Property Owner and an "Independent
     Contractor" pursuant to which (i) all of the salaries and benefits of whatever nature of the persons actually performing the services are not paid or provided by the Property Owner and, to the best knowledge of the Property Owner, are paid and provided solely by the Independent Contractor and, to the best knowledge of the Property Owner, all such persons providing such services and such salaries and benefits appear on the Independent Contractor's books and payroll system as employees and expenses of the Independent Contractor; (ii) New York State and local sales taxes are paid by the Property Owner to the Independent Contractor with respect o all fees for such services paid by the Property Owner to the Independent Contractor; (iii) all of the fees paid by the Property Owner to the Independent Contractor for such services have been established pursuant to arm's-length negotiations between the Property Owner and the Independent Contractor and are reasonable when taking into account the going rate of compensation for such services performed for similar properties located in the same locality in which the Company Real Properties are located; and
     (iv) the Property Owner does not and will not derive or receive any income, directly or indirectly, from the Independent Contractor; however, (a) the Property Owner does, in certain instances, charge an receive a fee from the tenants for whom the Special Services are provided (in such cases the Property Owner charges and receives a fee from the tenant with respect to the Special Services, the Property Owner bills the tenant for the entire amount owing by the tenant with respect to the Special Services, remits to the Independent Contractor the portion of such bill that relates to the fee being charged by the Independent Contractor and retains the remainder for its own account) and (b) during the first quarter of 1998, one Property Owner received fees not in excess of $30,000 from an Independent Contractor providing Special Services at one of the Company Real Properties (the gross income derived by the Property Owner during 1998 from the Company Real Property which generated these fees will exceed $3,000,000). As used herein, the term "Independent Contractor" has the meaning as described in
     Section 856(d)(3) of the Code.

     With respect to all services other than Special Services that have been performed for tenants of the Company Real Property since the acquisition of the Company Real Property by the Property Owner through the date hereof, such services have been provided either through an Independent Contractor or by individuals who appear on the payroll of the Property Owner; provided, however, that with respect to such individuals who appear on the payroll of the Property Owner an Independent Contractor determines and assigns in its own discretion the persons who will perform the services and will appear on the payroll, the Independent Contractor determines in its own discretion the manner in and the time at which the services are performed; the Independent Contractor or a labor union establishes the wages and benefits for the persons who perform the services; the Independent Contractor furnishes all the equipment and supplies to be used in rendering the services, the Independent Contractor establishes the vacation schedules for the persons providing such services; the Independent Contractor has the sole authority to hire and fire the persons performing the services; and the Independent Contractor administers all of the payroll and other administrative matters relating to the employment of the persons performing such services. In addition, the individuals who appear on the payroll of the Property Owner either (i) do not perform any Special Services for the tenants or (ii) do perform Special Services for the tenants, in which case the salaries and benefits associated with such Special Services do not appear on the payroll of the Property Owner and are paid by the Property Owner directly to the Independent Contractor.